Exhibit 5.1
November 7, 2007
The Board of Directors
Oilsands Quest Inc.
205, 707-7th Ave SW
Calgary, Alberta
Canada T2P 3H6

Re:	Form S-3 Registration Statement Opinion of Counsel
Ladies and Gentlemen:
     As securities counsel for Oilsands Quest Inc. (the “Company”), a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.
     We have also examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Commission on or about November 7, 2007 related to the offering from time to time pursuant to Rule 415 under the Securities Act of an undeterminable number of shares of Company common stock and warrants, which shares and warrants may be offered in combinations as units. The shares of common stock, warrants and units may be issued or sold from time to time as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any supplements to the prospectus.
     Based upon the foregoing and subject to the other qualifications and limitations stated in this letter we are of the opinion that:

The Board of Directors
Oilsands Quest Inc.
November 7, 2007
Page Two
     1. Assuming that the Company takes all necessary corporate actions to authorize and approve the issuance of the shares of common stock for consideration the Board considers to be adequate and the payment received therefor is in accordance with the terms and conditions as determined by the Company, the shares of common stock to be issued by the Company will be duly authorized, validly issued, fully paid and non-assessable.
     2. Assuming that the Company takes all necessary corporate actions to authorize and approve the issuance of the warrants, the payment therefor is in accordance with the terms and conditions as determined by the Company, the Board determines that the payment to be received upon exercise thereof is adequate, and the warrants have been duly executed and delivered by the Company in accordance with the terms established by the Company, the warrants to be issued by the Company will be duly authorized, validly issued and legally binding obligations of the Company.
     3. Assuming that the Company takes all necessary corporate actions to authorize and approve the issuance of the units comprising a combination of shares and warrants, the payment therefor is in accordance with the terms and conditions as determined by the Company, and if required by the terms established by the Company all unit agreements have been duly executed and delivered by the Company, the units to be issued by the Company will be duly authorized and validly issued and legally binding obligations of the Company.
     This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.
     We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Burns Figa & Will, P.C.
BURNS FIGA & WILL, P.C.